Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS SECOND QUARTER 2022 RESULTS

•	Strong second quarter results exceeded guidance
•	Delivered on key transformation commitments including resolution of legacy asbestos liabilities
•	Management increased full-year 2022 financial outlook

PERRYSBURG, Ohio (August 2, 2022) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the second quarter ended June 30, 2022.

	Net Earnings (Loss) Attributable to the Company Earnings Per Share (Diluted)		Earnings (loss) Before Income Taxes $M
	2Q22	2Q21	2Q22	2Q21
Reported	$1.59	$0.73	$328	$198
	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	2Q22	2Q21	2Q22	2Q21
Non – GAAP[1]	$0.73 (Guidance: > $0.65)	$0.54	$257	$232

“O-I reported strong second quarter net earnings attributable to the company and adjusted earnings exceeded guidance demonstrating exceptional agility amid elevated market volatility. As expected, our glass shipments increased slightly compared to the prior year period and the benefit of higher selling prices continued to more than offset elevated cost inflation. Strong earnings also reflected solid operating and cost performance supported by O-I’s ongoing Margin Expansion initiatives.”

“Importantly, O-I delivered on key commitments along our transformation journey. The balance sheet is now in its best position since prior to the acquisition of O-I Mexico in 2015. The company recently announced the first U.S. MAGMA greenfield facility at Bowling Green, KY which should commence production mid-2024. Additionally, Paddock has achieved a fair and final resolution of its legacy asbestos liabilities and the 524(g) trust was fully funded as of July 18th, 2022.”

“Overall, O-I is operating very well and is delivering on its transformation commitments which will benefit all stakeholders and continue to create value for our shareholders,” said Andres Lopez, O-I Glass CEO.

Net sales were $1.8 billion in the second quarter of 2022, up from $1.7 billion in the prior year quarter. Unfavorable foreign currency translation impacted sales by $95 million and $11 million of lower sales was due to divestitures. Higher average selling prices contributed $208 million to

1 Adjusted earnings per share, free cash flow, adjusted free cash flow and segment operating profit are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

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sales. Shipments (in tons, excluding divestitures) improved approximately one percent while sales declined $1 million due to the net effect of higher sales volume and a slightly unfavorable change in mix. Other sales improved $17 million driven by higher machine part sales.

Segment operating profit was $257 million in the second quarter of 2022 compared to $232 million in the prior year quarter.

•	Americas: Segment operating profit in the Americas was $130 million compared to $124 million in the second quarter of 2021. Results included $4 million of unfavorable foreign currency translation. Shipments increased about one percent (in tons) and elevated cost inflation was mostly offset by the benefit of higher selling prices. Operating costs were lower than the prior year quarter reflecting the benefit of ongoing Margin Expansion initiatives which were partially offset by higher repair costs and unplanned production downtime.

•	Europe: Segment operating profit in Europe was $127 million compared to $108 million in the second quarter of 2022. Results included $13 million of unfavorable foreign currency translation. Shipments increased approximately one percent (in tons) and the benefit of higher selling prices more than offset elevated cost inflation. Operating costs were higher than the prior year primarily due to higher engineering project activity more than exceeding the benefits from Margin Expansion initiatives and cost control measures.

Retained corporate and other costs were $53 million compared to $42 million in the prior year quarter reflecting higher management incentive expense, elevated cost inflation and additional research and development expenses related to MAGMA.

For the second quarter 2022, net earnings attributable to the company were $1.59 per share (diluted) compared to $0.73 per share (diluted) in the second quarter of 2021. Second quarter 2022 earnings before income taxes were $328 million, compared to $198 million in the prior year quarter. Both periods included items management considers not representative of ongoing operations and other adjustments.

In both the second quarter of 2022 and 2021, the company recorded several significant items impacting reported results as presented in the table entitled Reconciliation for Adjusted Earnings. Management considers these items not representative of ongoing operations and they are excluded from adjusted earnings. In the second quarter of 2022, this included a $182 million gain on a sale leaseback transaction entered into by the Company for its land and buildings related to its plant in Brampton, Ontario, Canada, as well as $12 million for restructuring and other charges. In the second quarter of 2021, these items included a $69 million gain recorded on an indirect tax credit in Brazil and $9 million for restructuring and other charges.

Excluding certain items management considers not representative of ongoing operations and other adjustments, adjusted earnings were $0.73 per share in the second quarter of 2022, compared with $0.54 per share in the second quarter of 2021.

2022 Outlook

“The company is increasing its full-year 2022 earnings and free cash flow outlook reflecting strong year-to-date performance and expected favorable performance in the second half of the year,” concluded Lopez.

O-I expects third quarter 2022 adjusted earnings will approximate $0.55 to $0.60 per share which compares to $0.58 in the prior year. This outlook assumes higher selling prices will more than

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offset cost inflation, flat or slight sales volume growth (in tons) and benefits from the company’s ongoing Margin Expansion initiatives. Operating costs will also reflect incremental expense for expansion project activity.

The company has raised its full-year 2022 earnings guidance. Management now expects adjusted earnings per share of between $2.05 and $2.20 per share compared to the prior guidance of between $1.85 and $2.10 per share. The updated range reflects favorable first half results and solid momentum heading into the second half of the year. Management has increased its cash flow outlook and now expects adjusted free cash flow of at least $400 million and free cash flow of at least $175 million up from at least $350 million and at least $125 million, respectively.

O-I’s earnings outlook assumes foreign currency rates as of July 31, 2022, earnings dilution from the company’s Portfolio Optimization program, incremental interest expense for debt incurred to settle the Paddock 524(g) trust and an effective annual adjusted tax rate of approximately 25 to 28 percent. The free cash flow and adjusted free cash flow outlook excludes $620 million related to the funding of the Paddock 524(g) trust and related expenses which occurred on July 18, 2022.

Conference Call Scheduled for August 3, 2022

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, August 3, 2022, at 8:00 a.m. EST. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2022 earnings conference call is currently scheduled for Wednesday, November 2, 2022 at 8:00 a.m. EDT.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 24,000 people across 70 plants in 19 countries, O-I achieved net sales of $6.4 billion in 2021. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, adjusted free cash flow and segment operating profit, provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as

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by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Management uses adjusted earnings, adjusted earnings per share, and segment operating profit to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share and segment operating profit may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Adjusted free cash flow relates to cash provided by operating activities less cash payments for property, plant and equipment pertaining to base maintenance activity. Management has historically used free cash flow and adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow or adjusted free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting, and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (2) the company’s ability to obtain the benefits it anticipates from the Corporate Modernization, (3) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital

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management, and achieving cost savings, (4) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (5) the company’s ability to achieve its strategic plan, (6) the company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt on favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, and weather, (10) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (11) consumer preferences for alternative forms of packaging, (12) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current conflict between Russia and Ukraine), (13) consolidation among competitors and customers, (14) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (15) unanticipated operational disruptions, including higher capital spending, (16) the company’s ability to further develop its sales, marketing and product development capabilities, (17) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (18) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (19) changes in U.S. trade policies, (20) risks related to recycling and recycled content laws and regulations, (21) risks related to climate-change and air emissions, including related laws or regulations and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

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O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2022	2021	2022	2021

Net sales	$1,778	$1,660	$3,469	$3,161
Cost of goods sold	(1,453)	(1,354)	(2,841)	(2,609)

Gross profit	325	306	628	552

Selling and administrative expense	(123)	(116)	(243)	(218)
Research, development and engineering expense	(20)	(19)	(42)	(37)
Interest expense, net	(46)	(52)	(112)	(103)
Equity earnings	24	22	47	40
Other income (expense), net	168	57	220	(101)

Earnings before income taxes	328	198	498	133

Provision for income taxes	(72)	(75)	(120)	(100)

Net earnings	256	123	378	33

Net earnings attributable to noncontrolling interests	(4)	(5)	(38)	(12)

Net earnings attributable to the Company	$252	$118	$340	$21

Basic earnings per share:
Net earnings attributable to the Company	$1.62	$0.75	$2.18	$0.13
Weighted average shares outstanding (thousands)	155,683	157,902	155,765	157,737

Diluted earnings per share:
Net earnings attributable to the Company	$1.59	$0.73	$2.14	$0.13
Diluted average shares (thousands)	158,951	160,791	158,874	160,459

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	June 30,	December 31,	June 30,
	2022	2021	2021
Assets
Current assets:
Cash and cash equivalents	$661	$725	$531
Trade receivables, net	957	692	855
Inventories	775	816	796
Prepaid expenses and other current assets	224	237	217
Assets held for sale		49
Total current assets	2,617	2,519	2,399

Property, plant and equipment, net	2,758	2,817	2,842
Goodwill	1,792	1,840	1,932
Intangibles, net	272	286	309
Other assets	1,434	1,370	1,392

Total assets	$8,873	$8,832	$8,874

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,190	$1,210	$1,038
Short-term loans and long-term debt due within one year	65	72	85
Other liabilities	530	551	564
Liabilities held for sale		13
Total current liabilities	1,785	1,846	1,687

Long-term debt	4,427	4,753	4,977
Paddock support agreement liability	625	625	625
Other long-term liabilities	777	781	1,083
Share owners' equity	1,259	827	502

Total liabilities and share owners' equity	$8,873	$8,832	$8,874

O-I GLASS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

Unaudited	Three months ended June 30		Six months ended June 30
	2022	2021	2022	2021
Cash flows from operating activities:
Net earnings	$256	$123	$378	$33
Non-cash charges
Depreciation and amortization	116	117	232	232
Pension expense	8	8	16	16
Restructuring, asset impairment and related charges	11	8	11	8
Charge related to Paddock support agreement liability				154
Brazil indirect tax credit		(69)		(69)
Gain on sale of divested business			(55)
Gain on sale of sale leaseback	(182)		(182)
Cash payments
Pension contributions	(6)	(6)	(12)	(24)
Cash paid for restructuring activities	(4)	(7)	(8)	(10)
Change in components of working capital (a)	9		(250)	(229)
Other, net (b)	(15)	25	(10)	32
Cash provided by operating activities	193	199	120	143

Cash flows from investing activities:
Cash payments for property, plant and equipment	(103)	(82)	(199)	(175)
Contributions and advances to joint ventures	(11)		(11)
Net cash proceeds on disposal of other businesses and misc. assets		4	96	8
Net cash proceeds on sale leaseback	190		190
Net cash proceeds on sale of ANZ business				58
Other	(8)		(10)
Cash provided by (utilized in) investing activities	68	(78)	66	(109)

Cash flows from financing activities:
Changes in borrowings, net	(101)	(316)	(213)	(26)
Shares repurchased	(10)	(20)	(20)	(20)
Payment of finance fees			(20)
Net cash receipts (payments) for hedging activity	45	(10)	38	(10)
Distributions to noncontrolling interests	(26)	(10)	(26)	(10)
Issuance of common stock and other	1		(2)	(2)
Cash utlilized in financing activities	(91)	(356)	(243)	(68)
Effect of exchange rate fluctuations on cash	(28)	24	(7)	2
Change in cash	142	(211)	(64)	(32)
Cash at beginning of period	519	742	725	563
Cash at end of period	$661	$531	$661	$531

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At June 30, 2022, December 31, 2021 and June 30, 2021, the amount of receivables sold by the Company was $453 million, $481 million and $440 million, respectively. For the six months ended June 30, 2022 and 2021, the Company's use of its factoring programs resulted in an decrease of $28 million to cash from operating activities and a $4 million increase to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

Unaudited	Three months ended June 30		Six months ended June 30
	2022	2021	2022	2021
Net sales:
Americas	$971	$890	$1,912	$1,727
Europe	765	745	1,474	1,384

Reportable segment totals	1,736	1,635	3,386	3,111

Other	42	25	83	50
Net sales	$1,778	$1,660	$3,469	$3,161

Earnings before income taxes	$328	$198	$498	$133
Items excluded from segment operating profit:
Retained corporate costs and other	53	42	103	77
Items not considered representative of ongoing operations (a)	(170)	(60)	(225)	94
Interest expense, net	46	52	112	103
Segment operating profit (b):	$257	$232	$488	$407

Americas	$130	$124	$258	$224
Europe	127	108	230	183
Reportable segment totals	$257	$232	$488	$407

Ratio of earnings before income taxes to net sales	18.4%	11.9%	14.4%	4.2%

Segment operating profit margin (c):
Americas	13.4%	13.9%	13.5%	13.0%
Europe	16.6%	14.5%	15.6%	13.2%

Reportable segment margin totals	14.8%	14.2%	14.4%	13.1%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended June 30
	Americas	Europe	Total

Net sales for reportable segments- 2021	$890	$745	$1,635
Effects of changing foreign currency rates (a)	(2)	(93)	(95)
Price	92	116	208
Sales volume & mix	2	(3)	(1)
Divestiture	(11)		(11)
Total reconciling items	81	20	101
Net sales for reportable segments- 2022	$971	$765	$1,736

	Three months ended June 30
	Americas	Europe	Total
Segment operating profit - 2021	$124	$108	$232
Effects of changing foreign currency rates (a)	(4)	(13)	(17)
Net price (net of cost inflation)	(5)	47	42
Sales volume & mix	7	(1)	6
Operating costs	12	(13)	(1)
Divestitures	(4)	(1)	(5)
Total reconciling items	6	19	25
Segment operating profit - 2022	$130	$127	$257

	Six months ended June 30
	Americas	Europe	Total

Net sales for reportable segments- 2021	$1,727	$1,384	$3,111
Effects of changing foreign currency rates (a)	4	(134)	(130)
Price	172	176	348
Sales volume & mix	24	48	72
Divestiture	(15)		(15)
Total reconciling items	185	90	275
Net sales for reportable segments- 2022	$1,912	$1,474	$3,386

	Six months ended June 30
	Americas	Europe	Total
Segment operating profit - 2021	$224	$183	$407
Effects of changing foreign currency rates (a)	(1)	(15)	(16)
Net price (net of cost inflation)	7	50	57
Sales volume & mix	10	13	23
Operating costs	23	2	25
Divestitures	(5)	(3)	(8)
Total reconciling items	34	47	81
Segment operating profit - 2022	$258	$230	$488

(a)	Currency effect on net sales and segment operating profit determined by using 2022 foreign currency exchange rates to translate 2021 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited
	Three months ended June 30		Six months ended June 30		Three months ended September 30
	2022	2021	2022	2021	2021
Net earnings (loss) attributable to the Company	$252	$118	$340	$21	$78
Items impacting other income (expense), net:
Charge related to Paddock support agreement liability				154
Restructuring, asset impairment and other charges	12	9	12	9	12
Gain on sale of divested business			(55)
Gain on sale leaseback	(182)		(182)
Brazil indirect tax credit		(69)		(69)
Pension settlement charges					5
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees			18
Items impacting income tax:
Net expense (benefit) for income tax on items above	33	28	43	28	(1)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above			29
Total adjusting items (non-GAAP)	$(137)	$(32)	$(135)	$122	$16

Adjusted earnings (non-GAAP)	$115	$87	$205	$143	$94

Diluted average shares (thousands)	158,951	160,791	158,874	160,459	160,511

Net earnings (loss) attributable to the Company (diluted)	$1.59	$0.73	$2.14	$0.13	$0.48
Adjusted earnings per share (non-GAAP)	$0.73	$0.54	$1.29	$0.89	$0.58

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the quarter ending September 30, 2022 or year ending December 31, 2022, to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

Unaudited

O-I GLASS, INC.

Reconciliation to Free Cash Flow and Adjusted Free Cash Flow

(Dollars in millions)

	Current Forecast	Previous Forecast
	for Year Ended	for Year Ended
	December 31, 2022	December 31, 2022
Cash provided by operating activities	$155	$105
Addback: Funding of Paddock 524(g) trust and related expenses	620	620
Cash payments for property, plant and equipment	(600)	(600)
Free cash flow (non-GAAP)	$175	$125
Addback: Cash payments for property, plant and equipment - strategic/expansion only (non-GAAP)	225	225
Adjusted free cash flow (non-GAAP)	$400	$350

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2022, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) from continuing operations before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) from continuing operations before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) from continuing operations before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.